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                                                               Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER



                                     BETWEEN


                     WEATHERFORD INTERNATIONAL INCORPORATED

                                       AND

                               ENTERRA CORPORATION


                                  JUNE 23, 1995




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                                TABLE OF CONTENTS

ARTICLE I
THE MERGER..................................................................  1
    1.1    THE MERGER.......................................................  1
    1.2    CLOSING DATE.....................................................  1
    1.3    CONSUMMATION OF THE MERGER.......................................  2
    1.4    EFFECTS OF THE MERGER............................................  2
    1.5    CERTIFICATE OF INCORPORATION; BYLAWS.............................  2
    1.6    DIRECTORS AND OFFICERS...........................................  2
    1.7    CONVERSION OF SECURITIES; EXCHANGE; FRACTIONAL SHARES............  2
    1.8    TAKING OF NECESSARY ACTION; FURTHER ACTION.......................  4

ARTICLE II
REPRESENTATIONS AND WARRANTIES..............................................  4
    2.1    CERTAIN DEFINITIONS..............................................  4
    2.2    REPRESENTATIONS AND WARRANTIES OF WEATHERFORD....................  5
           (a)   ORGANIZATION AND COMPLIANCE WITH LAW.......................  5
           (b)   CAPITALIZATION.............................................  6
           (c)   AUTHORIZATION AND VALIDITY OF AGREEMENT....................  7
           (d)   NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS
                 TO WHICH WEATHERFORD IS A PARTY............................  7
           (e)   COMMISSION FILINGS; FINANCIAL STATEMENTS...................  8
           (f)   CONDUCT OF BUSINESS IN THE ORDINARY COURSE; ABSENCE OF CERTAIN
                 CHANGES AND EVENTS.........................................  9
           (g)   CERTAIN FEES............................................... 10
           (h)   LITIGATION................................................. 10
           (i)   EMPLOYEE BENEFIT PLANS..................................... 10
           (j)   TAXES...................................................... 12
           (k)   ENVIRONMENTAL.............................................. 13
           (l)   NO SEVERANCE PAYMENTS...................................... 14
           (m)   VOTING REQUIREMENTS........................................ 14
           (n)   INSURANCE.................................................. 14
           (o)   TITLE TO PROPERTY.......................................... 14
           (p)   WEATHERFORD ACTIONS........................................ 14
    2.3    REPRESENTATIONS AND WARRANTIES OF ENTERRA........................ 14
           (a)   ORGANIZATION AND COMPLIANCE WITH LAW....................... 14
           (b)   CAPITALIZATION............................................. 15
           (c)   AUTHORIZATION AND VALIDITY OF AGREEMENT.................... 15
           (d)   NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS
                 TO WHICH ENTERRA IS A PARTY................................ 16
           (e)   COMMISSION FILINGS; FINANCIAL STATEMENTS................... 16
           (f)   CONDUCT OF BUSINESS IN THE ORDINARY COURSE; ABSENCE OF CERTAIN
                 CHANGES AND EVENTS......................................... 18
           (g)   CERTAIN FEES............................................... 18
           (h)   LITIGATION................................................. 18


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           (i)   EMPLOYEE BENEFIT PLANS..................................... 19
           (j)   TAXES...................................................... 21
           (k)   ENVIRONMENTAL.............................................. 21
           (l)   NO SEVERANCE PAYMENTS...................................... 22
           (m)   VOTING REQUIREMENTS........................................ 22
           (n)   INSURANCE.................................................. 22
           (o)   TITLE TO PROPERTY.......................................... 22
           (p)   ENTERRA ACTIONS............................................ 22

ARTICLE III
COVENANTS OF WEATHERFORD PRIOR TO THE EFFECTIVE TIME........................ 23
    3.1    CONDUCT OF BUSINESS BY WEATHERFORD PENDING THE MERGER............ 23
    3.2    ACCESS TO INFORMATION............................................ 25
    3.3    AFFILIATES' AGREEMENTS........................................... 25
    3.4    RESERVATION OF WEATHERFORD COMMON STOCK.......................... 25
    3.5    STOCK EXCHANGE LISTING........................................... 25

ARTICLE IV
COVENANTS OF ENTERRA PRIOR TO THE EFFECTIVE TIME............................ 25
    4.1    CONDUCT OF BUSINESS BY ENTERRA PENDING THE MERGER................ 25
    4.2    ACCESS TO INFORMATION............................................ 27
    4.3    AFFILIATES' AGREEMENTS........................................... 27

ARTICLE V
ADDITIONAL AGREEMENTS....................................................... 28
    5.1    JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT......... 28
    5.2    COMFORT LETTERS.................................................. 28
    5.3    MEETINGS OF STOCKHOLDERS......................................... 28
    5.4    REASONABLE EFFORTS; CONSENTS, APPROVALS AND WAIVERS.............. 29
    5.5    ANTITRUST MATTERS................................................ 30
    5.6    NOTIFICATION OF CERTAIN MATTERS.................................. 30
    5.7    AGREEMENT TO DEFEND.............................................. 30
    5.8    EXPENSES......................................................... 30
    5.9    INDEMNIFICATION.................................................. 31
    5.10   POST-EFFECTIVE TIME MAILING...................................... 32
    5.11   STOCKHOLDERS' AGREEMENT.......................................... 32
    5.12   ENTERRA STOCK OPTIONS............................................ 32
    5.13   ENTERRA EMPLOYEE BENEFITS........................................ 33
    5.14   UPDATE OF DISCLOSURE LETTERS..................................... 34
    5.15   WEATHERFORD SPECIAL SEVERANCE PAY PLAN........................... 34
    5.16   CHANGE OF CONTROL AGREEMENTS..................................... 34
    5.17   INDEMNIFICATION AGREEMENTS....................................... 34
    5.18   ENTERRA EMPLOYEE BONUSES......................................... 35
    5.19   ENTERRA SEVERANCE AGREEMENTS..................................... 35
    5.20   ENTERRA CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER.......... 36
    5.21   WEATHERFORD CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER...... 36


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    5.22   BOARD OF DIRECTORS............................................... 36



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ARTICLE VI
CONDITIONS.................................................................. 37
    6.1    CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER..... 37
    6.2    ADDITIONAL CONDITIONS TO OBLIGATIONS OF WEATHERFORD.............. 38
    6.3    ADDITIONAL CONDITIONS TO OBLIGATIONS OF ENTERRA.................. 40

ARTICLE VII
SPECIAL PROVISIONS AS TO CERTAIN MATTERS.................................... 41
    7.1    NO SOLICITATION BY WEATHERFORD................................... 41
    7.2    NO SOLICITATION BY ENTERRA....................................... 43
    7.3    FEE AND EXPENSE REIMBURSEMENTS................................... 45

ARTICLE VIII
MISCELLANEOUS............................................................... 46
    8.1    TERMINATION...................................................... 46
    8.2    EFFECT OF TERMINATION............................................ 47
    8.3    WAIVER AND AMENDMENT............................................. 48
    8.4    NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
           AGREEMENTS....................................................... 48
    8.5    PUBLIC STATEMENTS................................................ 48
    8.6    BINDING EFFECT; ASSIGNMENT....................................... 48
    8.7    NOTICES.......................................................... 48
    8.8    GOVERNING LAW; JURISDICTION...................................... 49
    8.9    SEVERABILITY..................................................... 50
    8.10   COUNTERPARTS..................................................... 50
    8.11   HEADINGS......................................................... 50
    8.12   ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES...................... 50



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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger, dated as of the 23rd day of June, 1995 (the "Agreement"), is between Weatherford International Incorporated, a Delaware corporation ("Weatherford"), and Enterra Corporation, a Delaware corporation ("Enterra").

         WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of Weatherford and Enterra have approved the merger of Enterra with and into Weatherford (the "Merger"), whereby each issued and outstanding share of common stock, par value $1.00 per share, of Enterra ("Enterra Common Stock") not owned directly or indirectly by Enterra or Weatherford will be converted into the right to receive common stock, par value $.10 per share, of Weatherford ("Weatherford Common Stock"), as provided herein;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, the Merger is intended to be treated as a "pooling of interests" for accounting purposes; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 THE MERGER. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.3) Enterra will be merged with and into Weatherford. As a result of the Merger, the separate corporate existence of Enterra shall cease and Weatherford shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Enterra in accordance with the DGCL. The corporate name of the Surviving Corporation shall be "Weatherford/Enterra, Inc.".

         1.2 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas as soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VI or at such other time and place and on such other date as Weatherford and Enterra shall agree; PROVIDED, that the closing conditions set forth in

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Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date".

         1.3 CONSUMMATION OF THE MERGER. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The "Effective Time" of the Merger as that term is used in this Agreement shall mean the effective time set forth in the certified copy of the certificate of merger issued by the Secretary of State of the State of Delaware with respect to the Merger.

         1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

         1.5 CERTIFICATE OF INCORPORATION; BYLAWS. The Restated Certificate of Incorporation and bylaws of Weatherford, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and bylaws of the Surviving Corporation and thereafter shall continue to be its Certificate of Incorporation and bylaws until amended as provided therein and under the DGCL; PROVIDED, HOWEVER, that the Certificate of Incorporation of the Surviving Corporation shall be amended as set forth on Exhibit 1.5.


         1.6 DIRECTORS AND OFFICERS.

                  (a) The Board of Directors of the Surviving Corporation shall consist of ten persons. Exhibit 1.6(a) sets forth the initial directors of the Surviving Corporation, along with the term of office for, and the committee or committees of the Board of Directors, if any, on, which each such director shall serve.

                  (b) Exhibit 1.6(b) sets forth the initial officers of the Surviving Corporation, each of whom shall hold office until his or her successor is duly elected or appointed and qualified.

        1.7 CONVERSION OF SECURITIES; EXCHANGE; FRACTIONAL SHARES. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Weatherford, Enterra or their stockholders:

                  (a) Each share of Enterra Common Stock issued and outstanding immediately prior to the Effective Time (the "Shares"), other than any Shares to be canceled pursuant to Section 1.7(b), shall be converted, subject to the provisions of this Section 1.7, into the right to receive 0.845 of a share (which number reflects a 1 for 2 reverse stock split to be effected at the Closing) of Weatherford Common Stock (the "Conversion Rate"); PROVIDED, HOWEVER, that no fractional shares of Weatherford Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 1.7(f) hereof.


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                  (b) Each share of Enterra Common Stock held in the treasury of
         Enterra and each Share owned by Weatherford or any direct or indirect wholly-owned subsidiary of Enterra or of Weatherford immediately prior to the Effective Time shall be canceled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.

                  (c) As soon as practicable after the Effective Time, each holder of an outstanding certificate that prior thereto represented Shares shall be entitled, upon surrender thereof to the transfer agent for the Weatherford Common Stock, to receive in exchange therefor a certificate or certificates representing the number of whole shares of Weatherford Common Stock into which the Shares so surrendered shall have been converted as aforesaid, of such denominations and registered in such names as such holder may request. Each holder of Shares who would otherwise be entitled to a fraction of a share of Weatherford Common Stock shall, upon surrender of the certificates representing Shares held by such holder to Weatherford's transfer agent, be paid an amount in cash in accordance with the provisions of Section 1.7(f). Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented Shares shall be deemed from and after the Effective Time, for all corporate purposes, other than the payment of earlier dividends and distributions, to evidence the ownership of the number of full shares of Weatherford Common Stock into which such Shares shall have been converted pursuant to this Section 1.7. Unless and until any such outstanding certificates shall be surrendered, no dividends or other distributions payable to the holders of Weatherford Common Stock, as of any time on or after the Effective Time, shall be paid to the holders of such outstanding certificates that prior to the Effective Time represented Shares; PROVIDED, HOWEVER, that, upon surrender and exchange of such outstanding certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable since the Effective Time with respect to the number of full shares of Weatherford Common Stock issued to such holders.

                  (d) All shares of Weatherford Common Stock into which the Shares shall have been converted pursuant to this Section 1.7 shall be issued in full satisfaction of all rights pertaining to such converted Shares.

                  (e) If any certificate for shares of Weatherford Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Weatherford or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Weatherford Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Weatherford or its transfer agent that such tax has been paid or is not payable.


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                  (f)      No fraction of a share of Weatherford Common Stock
         shall be issued, but in lieu thereof each holder of Shares who would otherwise be entitled to a fraction of a share of Weatherford Common Stock shall, upon surrender of the Shares held by such holder to Weatherford's transfer agent, be paid an amount in cash equal to the value of such fraction of a share based upon the closing price of Weatherford Common Stock on the New York Stock Exchange on the last trading day prior to the Effective Time. No interest shall be paid on such amount. All Shares held by a record holder other than nominee holders shall be aggregated for purposes of computing the number of shares of Weatherford Common Stock to be issued pursuant to this
         Section 1.7.

                  (g) None of Weatherford, Enterra, the Surviving Corporation or Weatherford's transfer agent shall be liable to a holder of the Shares for any amount properly paid to a public official pursuant to applicable property, escheat or similar law.

         1.8 TAKING OF NECESSARY ACTION; FURTHER ACTION. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Weatherford and Enterra, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         2.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

                  (a) "Environmental Laws" shall mean all United States or foreign federal, state, local or municipal laws, rules, regulations, statutes, ordinances or orders of any governmental entity relating to
         (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful. The term "Environmental Laws" shall include, but not be limited to, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C.
         Section 300f et seq. and the Comprehensive Environmental Response, Compensation an Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq.

                 (b) "Environmental Permit" shall mean any permit, license, approval, registration, identification number or other authorization with respect to any business or other operations conducted by Weatherford or any Weatherford Subsidiary (as defined in Section 2.2(a) or Enterra or any Enterra Subsidiary (as defined in Section 2.3(a)), as the case may be, required under any applicable Environmental Law.

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                  (c) "Hazardous Materials" shall mean any (i) petroleum or
         petroleum products, (ii) hazardous substance as defined pursuant to
         Section 101(14) of CERCLA or (iii) any other chemical, substance or waste that is regulated under any Environmental Law.

                  (d) "Material Adverse Change" with respect to any party shall mean a material adverse change in the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole; PROVIDED, HOWEVER, that in no event shall the term "Material Adverse Change" be deemed to include (i) changes in national or international economic conditions or industry conditions generally,
         (ii) changes, or possible changes, in foreign, federal, state or local statutes and regulations applicable to Weatherford or Enterra, as the case may be, or (iii) the loss of employees, customers or suppliers by such party as a direct or indirect consequence of any announcement relating to the Merger.

                  (e) "Material Adverse Effect" on any party shall mean any material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole; PROVIDED, HOWEVER, that in no event shall the term "Material Adverse Effect" be deemed to include (i) changes in national or international economic conditions or industry conditions generally, (ii) changes, or possible changes, in foreign, federal, state or local statutes and regulations applicable to Weatherford or Enterra, as the case may be, or (iii) the loss of employees, customers or suppliers by such party as a direct or indirect consequence of any announcement relating to the Merger.

                  (f) "Permitted Liens" shall mean: (i) liens for taxes not due and payable or which are being contested in good faith, (ii) mechanics', warehousemen's and other statutory liens incurred in the ordinary course of business and (iii) defects and irregularities in title and encumbrances that are not substantial in character or amount and do not materially impair the use of the property or asset in question.

         2.2 REPRESENTATIONS AND WARRANTIES OF WEATHERFORD. Weatherford hereby represents and warrants to Enterra that, except as expressly contemplated by this Agreement or as set forth in the disclosure letter delivered by Weatherford to Enterra on the date hereof (the "Weatherford Disclosure Letter"):

                  (a) ORGANIZATION AND COMPLIANCE WITH LAW. Weatherford and each of its corporate subsidiaries (the "Weatherford Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to do so would not, either individually or in the aggregate, have a Material Adverse Effect. Weatherford and each of the Weatherford Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to do so does not and would not, either individually or in the aggregate, have a Material Adverse Effect. Weatherford and each of the Weatherford Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not, either individually or in the aggregate, have a Material Adverse Effect. Weatherford has heretofore delivered to Enterra true and complete copies of Weatherford's Restated Certificate of Incorporation and bylaws, as in existence on the date hereof.

                  (b)      CAPITALIZATION.

                           (i) The authorized capital stock of Weatherford
                  consists of 80,000,000 shares of Weatherford Common Stock, par value $.10 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of June 21, 1995, there were issued and outstanding 54,276,632 shares of Weatherford Common Stock (including shares deemed to be outstanding pending the exchange of shares of common stock of Petroleum Equipment Tools Co. and H&H Oil Tool Co., Inc.) and no shares of preferred stock, and 111,043 shares of Weatherford Common Stock were held as treasury shares, of which 82,783 shares were reserved for issuance pursuant to various stock option agreements. As of June 21, 1995, there were reserved for issuance 2,299,414 shares of Weatherford Common Stock pursuant to stock option, employee stock purchase, 401(k) savings, stock incentive and restricted stock plans (collectively, the "Weatherford Options"). All issued shares of Weatherford Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Weatherford is not a party to, and, excluding agreements among various funds held or managed by institutional investors, has no knowledge of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Weatherford. All shares of Weatherford Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will not violate the preemptive rights of any person. All outstanding shares of capital stock of the Weatherford Subsidiaries are owned by Weatherford, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature; provided, however, that Weatherford's ownership of shares of capital stock of certain foreign Weatherford Subsidiaries may be subject to Permitted Liens.

                           (ii) Other than as set forth in this Section 2.2(b)
                  and as contemplated by Section 3.1(b)(iii), there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Weatherford outstanding (other than Weatherford Common Stock issued pursuant to Weatherford Options as described herein) or
                  (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Weatherford, or contracts, understandings or arrangements to which Weatherford is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.


                  (c) AUTHORIZATION AND VALIDITY OF AGREEMENT. Weatherford has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Weatherford of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to adoption and approval of this Agreement by the stockholders of Weatherford as provided in Section 5.3(b). This Agreement has been duly executed and delivered by Weatherford and is the valid and binding obligation of Weatherford, enforceable against Weatherford in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including, without limitation, court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and
         (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law) and except as the enforceability of any indemnification provision contained in this Agreement may be limited by applicable federal or state securities laws.

                  (d) NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH WEATHERFORD IS A PARTY. Neither the execution and delivery of this Agreement nor the performance by Weatherford of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Weatherford, will (i) conflict with Weatherford's Restated Certificate of Incorporation or bylaws; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Weatherford; (iii) except for (A) requirements of Federal and state securities law, (B) requirements arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (C) requirements of filings in such foreign jurisdictions as may be applicable and (D) the filing of a certificate of merger in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Weatherford; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Weatherford under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Weatherford is a party or by which Weatherford or its assets or properties is bound or encumbered, except those that have already been given, obtained or filed and except in any of the cases enumerated in clauses (ii) through (iv), those that, in the aggregate, would not have a Material Adverse Effect.

                  (e) COMMISSION FILINGS; FINANCIAL STATEMENTS. Since January 1, 1992, Weatherford and each of the Weatherford Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other filings (including, without limitation, all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Weatherford with the Commission since January 1, 1992 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Weatherford Commission Filings". Weatherford has heretofore delivered to Enterra copies of the Weatherford Commission Filings. As of the effectiveness dates declared by the Commission, in the case of registration statements, as of the mailing dates, in the case of proxy statements, or as of the filing dates with the Commission, in the case of all other Weatherford Commission Filings, the Weatherford Commission Filings complied, and the Proxy Statement (as defined in Section 5.1) and the Registration Statement (as defined in Section 5.1) (except with respect to information concerning Enterra and the Enterra Subsidiaries furnished by or on behalf of Enterra to Weatherford specifically for use therein) will comply, in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder, as applicable, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  All material contracts of Weatherford and the Weatherford Subsidiaries have been included in the Weatherford Commission Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the Commission.

                  Each of the audited consolidated financial statements (including, without limitation, any related notes or schedules) included or incorporated by reference in the Weatherford Commission Filings was, and each of the audited consolidated financial statements to be included or incorporated by reference in the Proxy Statement and the Registration Statement (except for those financial statements of Enterra and the Enterra Subsidiaries furnished by or on behalf of Enterra to Weatherford specifically for use therein) will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto), and fairly presents, or will fairly present, as the case may be, in all material respects, the consolidated financial position of Weatherford and the Weatherford Subsidiaries as of the dates thereof and the statements of income, cash flows and stockholders' equity for the periods then ended in accordance with generally accepted accounting principles. Each of the unaudited interim financial statements included or incorporated by reference in the Weatherford Commission Filings was, and each of the unaudited consolidated financial statements to be included or incorporated by reference in the Proxy Statement and the Registration Statement (except for those financial statements of Enterra and the Enterra Subsidiaries furnished by or on behalf of Enterra to Weatherford specifically for use therein) will be, prepared in a manner consistent with the audited consolidated financial statements and generally accepted accounting principles. As of the date hereof, Weatherford has no material liabilities, absolute or contingent, not reflected in the Weatherford Commission Filings, except
         (i) liabilities not required under generally accepted accounting principles to be reflected on such financial statements or the notes thereto and (ii) liabilities incurred in the ordinary course of business since the date of such financial statements consistent with past operations and not relating to the borrowing of money.

                  (f) CONDUCT OF BUSINESS IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES AND EVENTS. Since April 1, 1995, except as disclosed in the Weatherford Commission Filings filed with the Commission since that date, Weatherford and the Weatherford Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been
         (i) any Material Adverse Change in Weatherford or any condition, event or development that reasonably may be expected to result in any Material Adverse Change; (ii) any change by Weatherford in its accounting methods, principles or practices; (iii) any revaluation by Weatherford or any of the Weatherford Subsidiaries of any of its or their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by Weatherford or any of the Weatherford Subsidiaries into any commitment or transaction material to Weatherford and the Weatherford Subsidiaries, taken as a whole, other than in the ordinary course of business; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the Weatherford Common Stock, or any redemption, purchase or other acquisition of any of its securities or any securities of any of the Weatherford Subsidiaries; (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Weatherford and the Weatherford Subsidiaries, taken as a whole; (vii) any increase in indebtedness for borrowed money; (viii) any granting of a security interest or lien on any property or assets of Weatherford and the Weatherford Subsidiaries, other than Permitted Liens; or (ix) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of Weatherford or any of the Weatherford Subsidiaries.

                  (g) CERTAIN FEES. Neither Weatherford nor any of its officers, directors or employees, on behalf of Weatherford or any of the Weatherford Subsidiaries or its or their respective Boards of Directors (or any committee thereof), has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

                  (h) LITIGATION. Except as disclosed in the Weatherford Commission Filings, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Weatherford, threatened against or affecting Weatherford or any of the Weatherford Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that, individually or in the aggregate, if adversely determined would have a Material Adverse Effect, or that involve the risk of criminal liability.

                 (i) EMPLOYEE BENEFIT PLANS. The Weatherford Disclosure Letter sets forth a complete and accurate list of:

                           (i) each "employee welfare benefit plan" (as such
                  term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (the "Weatherford Welfare Plans");

                           (ii) each "employee pension benefit plan" (as
                  such term is defined in Section 3(2) of ERISA) (the "Weatherford Pension Plans"); and

                           (iii) all other employee benefit agreements or
                  arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts and other similar plans, agreements and arrangements (collectively, with the Weatherford Welfare Plans and the Weatherford Pension Plans, the "Weatherford Benefit Plans"),

         that are currently in effect or were maintained within three years of the Closing Date, or have been approved before this date but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of Weatherford, any of the Weatherford Subsidiaries incorporated in the United States (the "Weatherford U.S. Subsidiaries") or any member of a controlled group or affiliated service group (as defined in Section 414(b), (c), (m) or (o) of the Code) that is incorporated or domiciled in the United States of which Weatherford or any of the Weatherford U.S. Subsidiaries is a member (collectively, the "Weatherford Group"). Weatherford and the Weatherford U.S. Subsidiaries will provide to Enterra, as to each Weatherford Benefit Plan, as applicable, access to a complete and accurate copy of (i) such plan, agreement or arrangement; (ii) the trust, group annuity contract or other document that provides the funding for such plan; (iii) the most recent annual Form 5500, 990 and 1041 reports; (iv) the most recent actuarial report or valuation statement; (v) the most current summary plan description, handbook or other booklet that describes any Weatherford Benefit Plan, and any summary of material modifications prepared after each such summary plan description; (vi) the most recent Internal Revenue Service ("IRS") determination letter and all rulings or determinations requested from the IRS subsequent to the date of such determination letter; and (vii) all other pending correspondence from the IRS or the Department of Labor received by any member of the Weatherford Group that relates to such plan.

                  Each Weatherford Welfare Plan and Weatherford Pension Plan (i) is in compliance with ERISA, including, without limitation, all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA, except where the failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect; (ii) is in compliance with the Code, except where the failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect; (iii) has had the appropriate Form 5500 timely filed for any Weatherford Pension Plan, if applicable, for each year of its existence and for any Weatherford Welfare Plan for each year of its existence after 1987, except where the failure to cause such timely filing would not, either individually or in the aggregate, have a Material Adverse Effect; (iv) has not engaged in any transaction described in Section 406 or 407 of ERISA or Section 4975 of the Code unless it received or is entitled to an exemption under Section 408 of ERISA or Section 4975 of the Code, as applicable, or unless such transaction has been corrected and all applicable excise taxes paid or waived; (v) has no issue pending (other than the payment of benefits in the normal course or the qualification of the plan pursuant to an application pending before the IRS) nor any issue resolved adversely to the Weatherford Group that, in either case, may subject the Weatherford Group to the payment of a penalty, interest, tax or other amount, which, either individually or in the aggregate, would have a Material Adverse Effect; and (vi) can be unilaterally terminated or amended on no more than 90 days notice. No notice has been received by the Weatherford Group of an increase or proposed increase in any premium relative to any Weatherford Benefit Plan, and no amendment to any Weatherford Benefit Plan within the last twelve months has increased the rate of employer contributions thereunder that, either individually or in the aggregate, would have a Material Adverse Effect.

                  Each Weatherford Benefit Plan that is intended to be a voluntary employee benefit association has been submitted to and approved by the IRS as exempt from federal income tax under Section 501(c)(9) of the Code or the applicable submission period relating to any such plan will not have ended prior to the Closing. No Weatherford Benefit Plan will cause the Weatherford Group to have liability for severance pay as a result of this Agreement. The Weatherford Group does not provide employee post-retirement medical or health coverage or contribute to or maintain any employee welfare benefit plan that provides for health benefit coverage following termination of employment except as required by Section 4980B(f) of the Code or other applicable statute, nor has the Weatherford Group made any representations, agreements, covenants or commitments to provide that coverage.

                  Except for each Weatherford Pension Plan that is an ERISA top-hat plan, each Weatherford Pension Plan has been submitted to and approved as qualifying under Section 401(a) of the Code by the IRS or the applicable remedial amendment period relating to such plan will not have ended prior to the Closing. To the knowledge of Weatherford, no facts have occurred that, if known by the IRS, could cause disqualification of any Weatherford Pension Plan. Each Weatherford Pension Plan to which Section 412 of the Code is applicable fully complies with the funding requirements of that Section and there is no accumulated funding deficiency as defined in Section 302(a)(2) of ERISA (whether or not waived) in any such plan. The Weatherford Group has paid all premiums (including, without limitation, interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation (the "PBGC") with respect to each Weatherford Pension Plan for which premiums are required. No Weatherford Pension Plan has been terminated under circumstances that would result in liability to the PBGC or the Weatherford Group. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the regulations under that Section) with respect to any Weatherford Pension Plan subject to Title IV of ERISA. With respect to each Weatherford Pension Plan subject to Title IV of ERISA, the Weatherford Group has not (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or (iii) ceased making contributions on or before the Closing Date to any such plan subject to Section 4064(a) of ERISA to which the Weatherford Group made contributions at any time during the six years prior to the Closing Date. Neither the Weatherford Group nor any member thereof has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA.

                  Weatherford's subsidiaries incorporated outside of the United States and any benefit plans maintained by any of them for the benefit of their directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdictions of such subsidiaries, except where such failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect.

                  (j) TAXES. All returns and reports, including, without limitation, information and withholding returns and reports ("Tax Returns") of or relating to any foreign, federal, state or local tax, assessment or other governmental charge ("Taxes" or a "Tax") that are required to be filed on or before the Closing Date by or with respect to Weatherford or any of the Weatherford Subsidiaries have been or will be duly and timely filed, and all Taxes, including, without limitation, interest and penalties, due and payable pursuant to such Tax Returns have been paid or adequately provided for in reserves established by Weatherford, except where the failure to file, pay or provide for would not, either individually or in the aggregate, have a Material Adverse Effect. All Tax Returns of or with respect to Weatherford or any of the Weatherford Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including, without limitation, the tax year ended December 31, 1987. There is no material claim against Weatherford or any of the Weatherford Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Weatherford or any of the Weatherford Subsidiaries that has not been adequately provided for in reserves established by Weatherford. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements included in the Weatherford Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including, without limitation, any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter finally determined to be, or to have been, due with respect to the operations of Weatherford and the Weatherford Subsidiaries through the periods covered thereby.

                 (k) ENVIRONMENTAL.

                          (i) There are no facts, conditions or circumstances
                  known to Weatherford that could cause Weatherford or any Weatherford Subsidiary to incur any loss, liability, damage, cost or expense, either individually or in the aggregate, in excess of Weatherford's charges, accruals and reserves for environmental matters reflected on Weatherford's consolidated balance sheet contained in the most recent Weatherford Commission Filing, for (A) violations of Environmental Laws,
                  (B) failure to obtain an Environmental Permit, (C) a requirement to install environmental or pollution control equipment, (D) removal, response or remedial costs related to Hazardous Materials or (E) personal injury, property damage or natural resources damage resulting from exposure to or releases of Hazardous Materials, except in each case where such loss, liability, damage, cost or expense would not have a Material Adverse Effect.

                           (ii) The business and any other operations conducted
                  by Weatherford or any Weatherford Subsidiary are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under applicable Environmental Laws, except where the failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect.

                  (l) NO SEVERANCE PAYMENTS. None of Weatherford or the Weatherford Subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

                  (m) VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the outstanding shares of Weatherford Common Stock is the only vote of the holders of any class or series of the capital stock of Weatherford necessary to approve this Agreement and the Merger.

                  (n) INSURANCE. The Weatherford Disclosure Letter sets forth all policies of insurance currently in effect relating to the business or operations of Weatherford and the Weatherford Subsidiaries.

                  (o) TITLE TO PROPERTY. Except as set forth in the Weatherford Commission Filings, Weatherford and each of the Weatherford Subsidiaries have good and indefeasible title to all of their real properties purported to be owned in fee and good title to all their other material assets, free and clear of all mortgages, liens, charges and encumbrances other than Permitted Liens.

                  (p) WEATHERFORD ACTIONS. As of the date hereof, the Board of Directors of Weatherford (at a meeting duly called and held) has resolved to recommend approval and adoption of this Agreement and the Merger by the stockholders of Weatherford. Merrill Lynch & Co. has delivered to the Board of Directors of Weatherford its opinion that the consideration to be paid by Weatherford pursuant to the Merger is fair to Weatherford from a financial point of view.

         2.3 REPRESENTATIONS AND WARRANTIES OF ENTERRA. Enterra hereby represents and warrants to Weatherford that, except as expressly contemplated by this Agreement or as set forth in the disclosure letter delivered by Enterra to Weatherford on the date hereof (the "Enterra Disclosure Letter"):

                  (a) ORGANIZATION AND COMPLIANCE WITH LAW. Enterra and each of its corporate subsidiaries (the "Enterra Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to do so would not, either individually or in the aggregate, have a Material Adverse Effect. Enterra and each of the Enterra Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to do so does not and would not, either individually or in the aggregate, have a Material Adverse Effect. Enterra and each of the Enterra Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not, either individually or in the aggregate, have a Material Adverse Effect. Enterra has heretofore delivered to Weatherford true and complete copies of Enterra's Restated Certificate of Incorporation and bylaws, as in existence on the date hereof.

                  (b)      CAPITALIZATION.

                           (i) The authorized capital stock of Enterra consists
                  of 40,000,000 shares of Enterra Common Stock, par value $1.00 per share, and 10,000,000 shares of series preferred stock, par value $1.00 per share. As of June 21, 1995, there were issued and outstanding 27,774,950 shares of Enterra Common Stock and no shares of series preferred stock, and no shares of Enterra Common Stock were held as treasury shares. As of June 21, 1995, there were reserved for issuance 2,587,071 shares of Enterra Common Stock pursuant to stock option plans (collectively, the "Enterra Options"). All issued shares of Enterra Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Enterra is not a party to, and, excluding agreements among various funds held or managed by institutional investors, has no knowledge of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Enterra. All outstanding shares of capital stock of the Enterra Subsidiaries are owned by Enterra, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature; provided, however, that Enterra's ownership of shares of capital stock of certain foreign Enterra Subsidiaries may be subject to Permitted Liens.

                           (ii) Other than as set forth in this Section 2.3(b)
                  and as contemplated by Section 4.1(b)(iii), there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Enterra outstanding (other than Enterra Common Stock issued pursuant to Enterra Options as described herein) or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Enterra, or contracts, understandings or arrangements to which Enterra is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

                  (c) AUTHORIZATION AND VALIDITY OF AGREEMENT. Enterra has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Enterra of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to adoption and approval of this Agreement by its stockholders as provided for in Section 5.3(a)). This Agreement has been duly executed and delivered by Enterra and is the valid and binding obligation of Enterra, enforceable against Enterra in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including, without limitation, court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

                  (d) NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH ENTERRA IS A PARTY. Neither the execution and delivery of this Agreement nor the performance by Enterra of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Enterra, will (i) conflict with Enterra's Restated Certificate of Incorporation or bylaws; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Enterra; (iii) except for
         (A) requirements of Federal and state securities law, (B) requirements arising out of the HSR Act, (C) requirements of filings in such foreign jurisdictions as may be applicable and (D) the filing of a certificate of merger in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Enterra; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Enterra under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Enterra is a party or by which Enterra or any of its assets or properties is bound or encumbered, except those that have already been given, obtained or filed and except in any of the cases enumerated in clauses (ii) through (iv), those that, in the aggregate, would not have a Material Adverse Effect.

                  (e) COMMISSION FILINGS; FINANCIAL STATEMENTS. Since January 1, 1992, Enterra and each of the Enterra Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Commission under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including, without limitation, all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Enterra with the Commission since January 1, 1992 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Enterra Commission Filings". Enterra has heretofore delivered to Weatherford copies of the Enterra Commission Filings. As of the effectiveness dates declared by the Commission, in the case of registration statements, as of the mailing dates, in the case of proxy statements, or as of the filing dates with the Commission, in the case of all other Enterra Commission Filings, the Enterra Commission Filings complied, and the Proxy Statement (except with respect to information concerning Weatherford and the Weatherford Subsidiaries furnished by or on behalf of Weatherford to Enterra specifically for use therein) will comply, in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder, as applicable, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  All material contracts of Enterra and the Enterra Subsidiaries have been included in the Enterra Commission Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the Commission.

                  Each of the audited consolidated financial statements (including, without limitation, any related notes or schedules) included or incorporated by reference in the Enterra Commission Filings was, and each of the audited consolidated financial statements to be included or incorporated by reference in the Proxy Statement (except for those financial statements of Weatherford and the Weatherford Subsidiaries furnished by or on behalf of Weatherford to Enterra specifically for use therein) will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto), and fairly presents or will fairly present, as the case may be, in all material respects, the consolidated financial position of Enterra and the Enterra Subsidiaries as of the dates thereof and the statements of income, cash flows and stockholders' equity for the periods then ended in accordance with generally accepted accounting principles. Each of the unaudited interim financial statements included or incorporated by reference in the Enterra Commission Filings was, and each of the unaudited consolidated financial statements to be included or incorporated by reference in the Proxy Statement (except for those financial statements of Weatherford and the Weatherford Subsidiaries furnished by or on behalf of Weatherford to Enterra specifically for use therein) will be, prepared in a manner consistent with the audited consolidated financial statements and generally accepted accounting principles. As of the date hereof, Enterra has no material liabilities, absolute or contingent, not reflected in the Enterra Commission Filings, except (i) liabilities not required under generally accepted accounting principles to be reflected on such financial statements or the notes thereto and (ii) liabilities incurred in the ordinary course of business since the date of such financial statements consistent with past operations and not relating to the borrowing of money.

                  (f) CONDUCT OF BUSINESS IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES AND EVENTS. Since April 1, 1995, except as disclosed in the Enterra Commission Filings filed with the Commission since that date, Enterra and the Enterra Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been
         (i) any Material Adverse Change in Enterra or any condition, event or development that reasonably may be expected to result in any Material Adverse Change; (ii) any change by Enterra in its accounting methods, principles or practices; (iii) any revaluation by Enterra or any of the Enterra Subsidiaries of any of its or their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by Enterra or any of the Enterra Subsidiaries into any commitment or transaction material to Enterra and the Enterra Subsidiaries, taken as a whole, other than in the ordinary course of business; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the Enterra Common Stock, or any redemption, purchase or other acquisition of any of its securities or any securities of any of the Enterra Subsidiaries; (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Enterra and the Enterra Subsidiaries, taken as a whole; (vii) any increase in indebtedness for borrowed money; (viii) any granting of a security interest or lien on any property or assets of Enterra and the Enterra Subsidiaries, other than Permitted Liens; or (ix) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of Enterra or any of the Enterra Subsidiaries.

                  (g) CERTAIN FEES. Neither Enterra nor any of its officers, directors or employees, on behalf of Enterra or any of the Enterra Subsidiaries or its or their respective Boards of Directors (or any committee thereof), has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

                  (h) LITIGATION. Except as disclosed in the Enterra Commission Filings, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Enterra, threatened against or affecting Enterra or any of the Enterra Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that, individually or in the aggregate, if adversely determined would have a Material Adverse Effect, or that involve the risk of criminal liability.

                  (i) EMPLOYEE BENEFIT PLANS. The Enterra Disclosure Letter sets forth a complete and accurate list of:

                           (i) each "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) (the "Enterra Welfare Plans");

                           (ii) each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) (the "Enterra Pension Plans"); and

                           (iii) all other employee benefit agreements or
                  arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts and other similar plans, agreements and arrangements (collectively, with the Enterra Welfare Plans and the Enterra Pension Plans, the "Enterra Benefit Plans"),

         that are currently in effect or were maintained within three years of the Closing Date, or have been approved before this date but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of Enterra, any of the Enterra Subsidiaries incorporated in the United States (the "Enterra U.S. Subsidiaries") or any member of a controlled group or affiliated service group (as defined in Sections 414(b),(c),(m) and (o) of the Code) that is incorporated or domiciled in the United States of which Enterra or any of the Enterra U.S. Subsidiaries is a member (collectively, the "Enterra Group"). Enterra and the Enterra U.S. Subsidiaries will provide to Weatherford, as to each Enterra Benefit Plan, as applicable, access to a complete and accurate copy of (i) such plan, agreement or arrangement; (ii) the trust, group annuity contract or other document that provides the funding for such plan; (iii) the most recent annual Form 5500, 990 and 1041 reports; (iv) the most recent actuarial report or valuation statement; (v) the most current summary plan description, handbook or other booklet that describes any Enterra Benefit Plan, and any summary of material modifications prepared after each such summary plan description; (vi) the most recent IRS determination letter and all rulings or determinations requested from the IRS subsequent to the date of such determination letter; and
         (vii) all other pending correspondence from the IRS or the Department of Labor received by any member of the Enterra Group that relates to such plan.

                  Each Enterra Welfare Plan and Enterra Pension Plan (i) is in compliance with ERISA, including, without limitation, all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA, except where the failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect; (ii) is in compliance with the Code, except where the failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect; (iii) has had the appropriate Form 5500 timely filed for any Enterra Pension Plan, if applicable, for each year of its existence and for any Enterra Welfare Plan for each year of its existence after 1987, except where the failure to cause such timely filing would not, either individually or in the aggregate, have a Material Adverse Effect; (iv) has not engaged in any transaction described in Section 406 or 407 of ERISA or Section 4975 of the Code unless it received or is entitled to an exemption under Section 408 of ERISA or Section 4975 of the Code, as applicable, or unless such transaction has been corrected and all applicable excise taxes paid or waived; (v) has no issue pending (other than the payment of benefits in the normal course or the qualification of the plan pursuant to an application pending before the IRS) nor any issue resolved adversely to the Enterra Group that, in either case, may subject the Enterra Group to the payment of a penalty, interest, tax or other amount, which, either individually or in the aggregate, would have a Material Adverse Effect; and (vi) can be unilaterally terminated or amended on no more than 90 days notice. No notice has been received by the Enterra Group of an increase or proposed increase in any premium relative to any Enterra Benefit Plan, and no amendment to any Enterra Benefit Plan within the last twelve months has increased the rate of employer contributions thereunder that, either individually or in the aggregate, would have a Material Adverse Effect.

                  Each Enterra Benefit Plan that is intended to be a voluntary employee benefit association has been submitted to and approved by the IRS as exempt from federal income tax under Section 501(c)(9) of the Code or the applicable submission period relating to any such plan will not have ended prior to the Closing. No Enterra Benefit Plan will cause the Enterra Group to have liability for severance pay as a result of this Agreement. The Enterra Group does not provide employee post-retirement medical or health coverage or contribute to or maintain any employee welfare benefit plan that provides for health benefit coverage following termination of employment except as required by
         Section 4980B(f) of the Code or other applicable statute, nor has the Enterra Group made any representations, agreements, covenants or commitments to provide that coverage.

                  Except for each Enterra Pension Plan that is an ERISA top-hat plan, each Enterra Pension Plan has been submitted to and approved as qualifying under Section 401(a) of the Code by the IRS or the applicable remedial amendment period relating to such plan will not have ended prior to the Closing. To the knowledge of Enterra, no facts have occurred that, if known by the IRS, could cause disqualification of any Enterra Pension Plan. Each Enterra Pension Plan to which Section 412 of the Code is applicable fully complies with the funding requirements of that Section and there is no accumulated funding deficiency as defined in Section 302(a)(2) of ERISA (whether or not waived) in any such plan. The Enterra Group has paid all premiums (including, without limitation, interest, charges and penalties for late payment) due the PBGC with respect to each Enterra Pension Plan for which premiums are required. No Enterra Pension Plan has been terminated under circumstances that would result in liability to the PBGC or the Enterra Group. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the regulations under that Section) with respect to any Enterra Pension Plan subject to Title IV of ERISA. With respect to each Enterra Pension Plan subject to Title IV of ERISA, the Enterra Group has not (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA,
         (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or (iii) ceased making contributions on or before the Closing Date to any such plan subject to
         Section 4064(a) of ERISA to which the Enterra Group made contributions at any time during the six years prior to the Closing Date. Neither the Enterra Group nor any member thereof has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA.

                  Enterra's subsidiaries incorporated outside of the United States and any benefit plans maintained by any of them for the benefit of their directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdictions of such subsidiaries, except where such failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect.

                  (j) TAXES. All Tax Returns of or relating to any Taxes that are required to be filed on or before the Closing Date by or with respect to Enterra or any of the Enterra Subsidiaries have been or will be duly and timely filed, and all Taxes, including, without limitation, interest and penalties, due and payable pursuant to such Tax Returns have been paid or adequately provided for in reserves established by Enterra, except where the failure to file, pay or provide for would not, either individually or in the aggregate, have a Material Adverse Effect. All Tax Returns of or with respect to Enterra or any of the Enterra Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including, without limitation, the tax year ended December 31, 1987. There is no material claim against Enterra or any of the Enterra Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Enterra or any of the Enterra Subsidiaries that has not been adequately provided for in reserves established by Enterra. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements included in the Enterra Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including, without limitation, any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter finally determined to be, or to have been, due with respect to the operations of Enterra and the Enterra Subsidiaries through the periods covered thereby.

                  (k)      ENVIRONMENTAL.

                           (i) There are no facts, conditions or circumstances
                  known to Enterra that could cause Enterra or any Enterra Subsidiary to incur any loss, liability, damage, cost or expense, either individually or in the aggregate, in excess of Enterra's charges, accruals and reserves for environmental matters reflected on Enterra's consolidated balance sheet contained in the most recent Enterra Commission Filing, for
                  (A) violations of Environmental Laws, (B) failure to obtain an Environmental Permit, (C) a requirement to install environmental or pollution control equipment, (D) removal, response or remedial costs related to Hazardous Materials or
                  (E) personal injury, property damage or natural resources damage resulting from exposure to or releases of Hazardous Materials, except in each case where such loss, liability, damage, cost or expense would not have a Material Adverse Effect.

                           (ii) The business and any other operations conducted
                  by Enterra or any Enterra Subsidiary are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under applicable Environmental Laws, except where the failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect.

                  (l) NO SEVERANCE PAYMENTS. None of Enterra or the Enterra Subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

                  (m) VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the outstanding shares of Enterra Common Stock is the only vote of the holders of any class or series of the capital stock of Enterra necessary to approve this Agreement and the Merger.

                  (n) INSURANCE. The Enterra Disclosure Letter sets forth all policies of insurance currently in effect relating to the business or operations of Enterra and the Enterra Subsidiaries.

                  (o) TITLE TO PROPERTY. Except as set forth in the Enterra Commission Filings, Enterra and each of the Enterra Subsidiaries have good and indefeasible title to all of their real properties purported to be owned in fee and good title to all their other material assets, free and clear of all mortgages, liens, charges and encumbrances other than Permitted Liens.

                  (p) ENTERRA ACTIONS. As of the date hereof, the Board of Directors of Enterra (at a meeting duly called and held) has resolved to recommend approval and adoption of this Agreement and the Merger by the stockholders of Enterra. Simmons & Company International, Inc. has delivered to the Board of Directors of Enterra its opinion that the consideration to be received by the stockholders of Enterra pursuant to the Merger is fair to the stockholders of Enterra from a financial point of view.

                                   ARTICLE III
              COVENANTS OF WEATHERFORD PRIOR TO THE EFFECTIVE TIME

         3.1 CONDUCT OF BUSINESS BY WEATHERFORD PENDING THE MERGER. Weatherford covenants and agrees that, from the date of this Agreement until the Effective Time, unless Enterra shall otherwise provide its prior consent in writing (which consent shall not be unreasonably withheld) or as otherwise expressly contemplated by this Agreement or as set forth in the Weatherford Disclosure Letter:

                  (a) The business of Weatherford and the Weatherford Subsidiaries shall be conducted only in, and Weatherford and the Weatherford Subsidiaries shall not take any action except in, the ordinary course of business;

                  (b) Weatherford shall not, and shall not permit any of the Weatherford Subsidiaries to:

                           (i) split, combine or reclassify any outstanding capital stock of Weatherford, or authorize, declare, set aside or pay any dividend payable in cash, stock, property or otherwise in respect of the capital stock of Weatherford;

                           (ii) authorize or pay any extraordinary bonuses to employees;

                           (iii) grant any stock options or rights to acquire Weatherford Common Stock or common stock of any of the Weatherford Subsidiaries to any person or entity, other than options to purchase Weatherford Common Stock issued pursuant to employee stock option plans in amounts consistent with past practice;

                           (iv) authorize or issue, sell, pledge, dispose of or encumber any shares of capital stock of Weatherford or, except to Weatherford or a wholly-owned Weatherford Subsidiary, any of the Weatherford Subsidiaries, other than pursuant to Weatherford Options;

                           (v) sell, pledge, dispose of or encumber any assets of Weatherford or any of the Weatherford Subsidiaries, other than (A) in the ordinary course of business, (B) not relating to the borrowing of money, (C) with respect to purchase money security interests or (D) with respect to encumbered assets acquired in connection with an acquisition permitted under Section 3.1(b)(viii);

                           (vi) redeem, purchase, acquire or offer to acquire any shares of Weatherford Common Stock;

                           (vii) enter into, or grant any material change in, employment, compensation, benefit, severance, consulting or stay-bonus arrangements;

                           (viii) acquire any corporation, partnership, other business organization or division thereof for a purchase price in excess of $5,000,000 or acquire corporations, partnerships, other business organizations or divisions thereof for an aggregate purchase price in excess of $15,000,000;

                           (ix)    enter into any contract, agreement,
                  commitment or arrangement other than in the ordinary course of business;

                           (x) authorize any capital expenditures other than in the ordinary course of business, and in accordance with a plan previously presented to, and not rejected by, the Weatherford Board of Directors;

                           (xi) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business, and in no event in excess of the unused credit available from time to time under existing credit facilities of Weatherford;

                           (xii) amend or propose to amend the charter or bylaws of Weatherford or any of the Weatherford Subsidiaries in which Weatherford, either directly or indirectly, has less than a 100% equity interest; or

                           (xiii)  take, and Weatherford shall use its
                  reasonable efforts to prevent any affiliate of Weatherford from taking, any action that would prevent, including with the passage of time, the Merger's qualification for "pooling of interests" accounting treatment or prevent the Merger from being treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

                  (c) Weatherford shall use all reasonable efforts (i) to preserve intact the business organization of Weatherford and each of the Weatherford Subsidiaries whose stock is pledged under existing credit facilities, (ii) to maintain in effect any material franchises, authorizations or similar rights of Weatherford and each of the Weatherford Subsidiaries, (iii) to keep available the services of the current officers and key employees of Weatherford and each of the Weatherford Subsidiaries, (iv) to preserve its goodwill with those having material business relationships with Weatherford and the Weatherford Subsidiaries, (v) to maintain and keep the material properties of Weatherford and each of the Weatherford Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty, and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by Weatherford and the Weatherford Subsidiaries; and

                  (d) Weatherford shall not, and shall not permit any of the Weatherford Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. Weatherford promptly shall advise Enterra orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Material Adverse Effect on Weatherford.

         3.2 ACCESS TO INFORMATION. From the date hereof to the Effective Time, Weatherford shall, and shall cause the Weatherford Subsidiaries and its and their officers, directors, employees and representatives to, afford the representatives of Enterra complete access during normal business hours to its officers, employees, representatives, properties, books and records, and shall furnish Enterra all financial, operating and other data and information as Enterra, through its representatives, reasonably may request; PROVIDED, HOWEVER, that notwithstanding the foregoing provisions of this Section 3.2 or any other provision of this Agreement, Weatherford shall not be required to provide to Enterra any information that is the subject of a confidentiality agreement and that relates primarily to a party other than Weatherford, a Weatherford Subsidiary or a former subsidiary of Weatherford.

         3.3 AFFILIATES' AGREEMENTS. Weatherford will use its reasonable efforts to cause each stockholder who, in the opinion of counsel to Weatherford, is an "affiliate" of Weatherford to enter into an agreement substantially in the form of Exhibit 3.3.

         3.4 RESERVATION OF WEATHERFORD COMMON STOCK. Weatherford shall reserve for issuance, out of its authorized but unissued capital stock, such number of shares of Weatherford Common Stock as may be issuable upon consummation of the Merger.

         3.5 STOCK EXCHANGE LISTING. Weatherford shall use all reasonable efforts to cause the shares of Weatherford Common Stock to be issued upon consummation of the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

                                   ARTICLE IV
                COVENANTS OF ENTERRA PRIOR TO THE EFFECTIVE TIME

         4.1 CONDUCT OF BUSINESS BY ENTERRA PENDING THE MERGER. Enterra covenants and agrees that, from the date of this Agreement until the Effective Time, unless Weatherford shall otherwise provide its prior consent in writing (which consent shall not be unreasonably withheld) or as otherwise expressly contemplated by this Agreement or as set forth in the Enterra Disclosure Letter:

                  (a) The business of Enterra and the Enterra Subsidiaries shall be conducted only in, and Enterra and the Enterra Subsidiaries shall not take any action except in, the ordinary course of business;

                  (b) Enterra shall not, and shall not permit any of the Enterra Subsidiaries to:

                           (i) split, combine or reclassify any outstanding capital stock of Enterra, or authorize, declare, set aside or pay any dividend payable in cash, stock, property or otherwise in respect of the capital stock of Enterra;

                           (ii) authorize or pay any extraordinary bonuses to employees;

                           (iii) grant any stock options or rights to acquire Enterra Common Stock or common stock of any of the Enterra Subsidiaries to any person or entity, other than options to purchase Enterra Common Stock issued pursuant to employee stock option plans in amounts consistent with past practice;

                           (iv) authorize or issue, sell, pledge, dispose of or encumber any shares of capital stock of Enterra or, except to Enterra or a wholly-owned Enterra Subsidiary, any of the Enterra Subsidiaries, other than pursuant to Enterra Options;

                           (v) sell, pledge, dispose of or encumber any assets of Enterra or any of the Enterra Subsidiaries, other than (A) in the ordinary course of business,

                  (B) not relating to the borrowing of money, (C) with respect to purchase money security interests or (D) with respect to encumbered assets acquired in connection with an acquisition permitted under Section 4.1(b)(viii);

                           (vi) redeem, purchase, acquire or offer to acquire any shares of Enterra Common Stock;

                           (vii) enter into, or grant any material change in, employment, compensation, benefit, severance, consulting or stay-bonus arrangements;

                           (viii) acquire any corporation, partnership, other business organization or division thereof for a purchase price in excess of $5,000,000 or corporations, partnerships, other business organizations or divisions thereof for an aggregate purchase price in excess of $15,000,000;

                           (ix)    enter into any contract, agreement,
                  commitment or arrangement other than in the ordinary course of business;

                           (x) authorize any capital expenditures other than in the ordinary course of business, and in accordance with a plan previously presented to, and not rejected by, the Enterra Board of Directors;

                           (xi) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business, and in no event in excess of the unused credit available from time to time under existing credit facilities of Enterra;

                           (xii) amend or propose to amend the charter or bylaws of Enterra or any of the Enterra Subsidiaries in which Enterra, either directly or indirectly, has less than a 100% equity interest; or

                           (xiii) take, and Enterra shall use its reasonable efforts to prevent any affiliate of Enterra from taking, any action that would prevent, including with the passage of time, the Merger's qualification for "pooling of interests" accounting treatment or prevent the Merger from being treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

                  (c) Enterra shall use its reasonable efforts (i) to preserve intact the business organization of Enterra and each of the Enterra Subsidiaries whose stock is pledged under existing credit facilities, (ii) to maintain in effect any material franchises, authorizations or similar rights of Enterra and each of the Enterra Subsidiaries, (iii) to keep available the services of the current officers and key employees of Enterra and each of the Enterra Subsidiaries, (iv) to preserve its goodwill with those having material business relationships with Enterra and the Enterra Subsidiaries, (v) to maintain and keep the material properties of Enterra and each of the Enterra Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty, and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by Enterra and each of the Enterra Subsidiaries; and


                  (d) Enterra shall not, and shall not permit any of the Enterra Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. Enterra promptly shall advise Weatherford orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Material Adverse Effect on Enterra.

         4.2 ACCESS TO INFORMATION. From the date hereof to the Effective Time, Enterra shall, and shall cause the Enterra Subsidiaries and its and their officers, directors, employees and representatives to, afford the representatives of Weatherford complete access during normal business hours to its officers, employees, representatives, properties, books and records, and shall furnish Weatherford all financial, operating and other data and information as Weatherford, through its representatives, reasonably may request; PROVIDED, HOWEVER, that notwithstanding the foregoing provisions of this Section
4.2 or any other provision of this Agreement, Enterra shall not be required to provide to Weatherford any information that is the subject of a confidentiality agreement and that relates primarily to a party other than Enterra, an Enterra Subsidiary or a former subsidiary of Enterra.

         4.3 AFFILIATES' AGREEMENTS. Enterra will use its reasonable efforts to cause each stockholder who, in the opinion of counsel to Enterra, is an "affiliate" of Enterra to enter into an agreement substantially in the form of Exhibit 4.3.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Weatherford and Enterra shall prepare and file with the Commission preliminary proxy materials that shall constitute the joint proxy statement (the "Proxy Statement") of Weatherford and Enterra and the registration statement with respect to the Weatherford Common Stock to be issued in connection with the Merger (the "Registration Statement"). As promptly as practicable after comments are received from the Commission on the preliminary proxy materials, Weatherford and Enterra shall file with the Commission a combined joint proxy statement and registration statement on Form S-4 (or on such other form as shall be appropriate) relating to the approval and adoption of the Merger and this Agreement by the stockholders of Weatherford and the stockholders of Enterra and the issuance by Weatherford of Weatherford Common Stock in connection with the Merger and shall use their reasonable efforts to cause the Registration Statement to become effective as soon as practicable. Subject to the terms and conditions set forth in Section 7.2, the Proxy Statement shall contain a statement that the Board of Directors of Enterra recommended that the stockholders of Enterra approve and adopt the Merger and this Agreement. Subject to the terms and conditions set forth in Section 7.1, the Proxy Statement shall contain a statement that the Board of Directors of Weatherford recommended that the stockholders of Weatherford approve and adopt the Merger and this Agreement.

         5.2      COMFORT LETTERS.

                  (a) Enterra shall use its reasonable efforts to cause to be delivered to Weatherford a letter of KPMG Peat Marwick LLP dated as of a date within five business days before the date on which the Registration Statement shall become effective and addressed to Weatherford, in form and substance reasonably satisfactory to Weatherford and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

                  (b) Weatherford shall use its reasonable efforts to cause to be delivered to Enterra a letter of Arthur Andersen LLP dated as of a date within five business days before the date on which the Registration Statement shall become effective and addressed to Enterra, in form and substance reasonably satisfactory to Enterra and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

         5.3      MEETINGS OF STOCKHOLDERS.

                  (a) Enterra shall promptly take all action reasonably necessary in accordance with the DGCL and its Restated Certificate of Incorporation and bylaws to convene a meeting of its stockholders to consider and vote upon the adoption and approval of the Merger and this Agreement. Subject to the terms and conditions set forth in Section 7.2, the Board of Directors of Enterra (i) shall recommend at such meeting that the stockholders of Enterra vote to adopt and approve the Merger and this Agreement, (ii) shall use its reasonable efforts to solicit from stockholders of Enterra proxies in favor of such adoption and approval and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of the Merger and this Agreement.

                  (b) Weatherford shall promptly take all action reasonably necessary in accordance with the DGCL and its Restated Certificate of Incorporation and bylaws to convene a meeting of its stockholders to consider and vote upon the adoption and approval of the Merger and this Agreement. Subject to the terms and conditions set forth in Section 7.1, the Board of Directors of Weatherford (i) shall recommend at such meeting that the stockholders of Weatherford vote to adopt and approve the Merger and this Agreement, (ii) shall use its reasonable efforts to solicit from stockholders of Weatherford proxies in favor of such adoption and approval and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of the Merger and this Agreement.

                  (c) Weatherford and Enterra shall coordinate and cooperate with respect to the timing of such meetings and shall endeavor to hold such meetings on the same day and as soon as practicable after the date hereof.

         5.4 REASONABLE EFFORTS; CONSENTS, APPROVALS AND WAIVERS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable (a) to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary consents, approvals or waivers required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger (provided that no such consent, approval or waiver shall require such party to take any action that would impair the value that such party reasonably attributes to the Merger) and
(ii) the execution and delivery of any additional instruments (including, without limitation, any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement; and (b) to defend any non-regulatory lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed.

         5.5 ANTITRUST MATTERS. The obligations of each of the parties to this Agreement shall include the following:

                  (a) each of the parties hereto shall file a premerger notification and report form pursuant to the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties agrees to use best efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act; and

                  (b) each party hereto will furnish to the other copies of all correspondence, filings or communications between that party, or any of its representatives, on the one hand, and any governmental agency or authority, on the other hand, with respect to pre-notification obligations under any antitrust law with respect to this Agreement or the Merger; PROVIDED, HOWEVER, that with respect to any documents that the party reasonably believes should not be disclosed to the other party, the party shall instead furnish those documents to counsel for the other party pursuant to a mutually satisfactory confidentiality agreement.

         5.6 NOTIFICATION OF CERTAIN MATTERS. Enterra shall give prompt notice to Weatherford, and Weatherford shall give prompt notice to Enterra, orally and in writing, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, (b) any material failure of Enterra or Weatherford, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) any fact or event that would make it necessary to amend the Registration Statement or the Proxy Statement to render the statements therein not misleading or to comply with applicable law.

         5.7 AGREEMENT TO DEFEND. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto; PROVIDED, HOWEVER, that this Section 5.7 shall not apply to any governmental investigation contemplated under Section 5.5(a).

         5.8      EXPENSES.  Subject to the terms and conditions set forth in
Section 7.3, and except as otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         5.9      INDEMNIFICATION.

                  (a) After the Effective Time Weatherford and the Surviving Corporation shall, to the fullest extent permitted under applicable law, defend, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Enterra or any of the Enterra Subsidiaries (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against (i) all costs or expenses (including, without limitation, reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (collectively, the "Indemnified Liabilities"); and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement, the Merger or the transactions contemplated hereby. After the Effective Time, Weatherford and the Surviving Corporation will be entitled to participate in and, to the extent that it may wish, to assume the defense of any action, with counsel reasonably satisfactory to the Indemnified Party; PROVIDED, HOWEVER, if any Indemnified Party believes that, by reason of an actual or potential conflict of interest, it is advisable for such Indemnified Party to be represented by separate counsel, or if Weatherford or the Surviving Corporation shall fail after the Effective Time to assume responsibility for such defense, such Indemnified Party may retain counsel reasonably satisfactory to Weatherford and the Surviving Corporation who will represent such Indemnified Party, and Weatherford and the Surviving Corporation shall pay all reasonable fees and disbursements of such counsel promptly as statements therefor are received to the fullest extent permitted by applicable law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Party, Weatherford and the Surviving Corporation will cooperate with each other and use their reasonable efforts to assist each other in the vigorous defense of any such matter; PROVIDED, HOWEVER, that neither Weatherford nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
         Section 5.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Weatherford or the Surviving Corporation, as applicable (but the failure to be so notified by an Indemnified Party shall not relieve an indemnifying party from any liability that it may have under this Section 5.9 except to the extent such failure materially prejudices such indemnifying party). The indemnifying parties shall be required to pay for only one law firm
         (in addition to any required local counsel) selected by the Indemnified Parties as a group in accordance with the foregoing provisions with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict in any significant issue between the positions of any two or more Indemnified Parties. This Section 5.9 is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

                  (b) For a period of six years after the Effective Time, the Surviving Corporation shall use its best efforts to maintain in effect director and officer liability insurance for the benefit of the Indemnified Parties in comparable amounts, with comparable deductibles or retained amounts and with comparable coverages and exclusions as currently maintained by Enterra; PROVIDED, HOWEVER, that if the Surviving Corporation is unable to obtain insurance for such period for an aggregate premium of $1,000,000 or less or if such insurance otherwise cannot be obtained or maintained by the Surviving Corporation, then the Surviving Corporation's obligation pursuant hereto shall only be to seek to be obtained the best possible coverage under the circumstances subject to the foregoing limitation on premiums.

                  (c) All rights and obligations under this Section 5.9 shall be in addition to any rights an Indemnified Party may have under the Restated Certificate of Incorporation or bylaws of Enterra as in effect on the date hereof, or pursuant to any other agreement, arrangement or document in effect prior to the Effective Time. The provisions of this Section 5.9 are intended to benefit, and may be enforced by, all Indemnified Parties, and their respective heirs and representatives. This Section 5.9 shall be binding upon all successors and assigns of Enterra, Weatherford and the Surviving Corporation.

                  (d) If the Surviving Corporation is sold to a third party, such third party shall expressly assume the Surviving Corporation's indemnification obligation under this Section 5.9.

         5.10 POST-EFFECTIVE TIME MAILING. As soon as practicable following the Effective Time, the Surviving Corporation will cause to be mailed to each holder of certificates that represented Enterra Common Stock prior to the Effective Time, at such holder's address as it appears on Enterra's stock transfer records, a letter of transmittal and other information advising such holder of the consummation of the Merger and to enable such holder to effect the exchange of stock certificates as contemplated by
Article I of this Agreement.

         5.11 STOCKHOLDERS' AGREEMENT. Weatherford will enter into a Stockholders Agreement with First Reserve Corporation and the various First Reserve Funds (as defined therein), in the form attached hereto as Exhibit 5.11.

         5.12 ENTERRA STOCK OPTIONS. At the Effective Time, each Enterra Option that remains as of such date unexercised in whole or in part shall be replaced by a substitute option, granted under an existing Weatherford stock option plan, to purchase that number of shares of Weatherford Common Stock determined by multiplying the number of shares of Enterra Common Stock subject to such Enterra Option by the Conversion Rate and multiplying the exercise price per share of such Enterra Option by a fraction the numerator of which is one and the denominator of which is the Conversion Rate. Each such substitute option shall otherwise replicate the terms and conditions of the Enterra Option it replaces. Weatherford shall take all corporate action necessary (a) to reserve for issuance a sufficient number of shares of Weatherford Common Stock for delivery upon exercise of such Enterra Options, (b) to ensure that all shares of Weatherford Common Stock subject to such Enterra Options are issued pursuant to a plan that complies with the exemption provided by Rule 16b-3 promulgated under the Exchange Act and (c) to ensure that shares of Weatherford Common Stock issued pursuant to the exercise of such Enterra Options are registered under the Securities Act, listed on the New York Stock Exchange and may be freely transferred by the holders thereof.

         5.13     ENTERRA EMPLOYEE BENEFITS.

                  (a) For the period beginning at the Effective Time and ending on June 30, 1996, Weatherford will either (i) cause to remain in effect all Enterra Benefit Plans, as in effect on the Effective Date, or (ii) provide benefits to employees of Enterra and the Enterra Subsidiaries under the Weatherford Benefit Plans that are substantially comparable to the benefits provided to such employees under the Enterra Benefit Plans, as in effect on the Effective Date. From and after July 1, 1996, Weatherford agrees that participation in the Weatherford Benefit Plans, as then in effect, shall be made available to all Weatherford employees, including employees who were employees of Enterra, and that such plans will provide the same or substantially comparable benefits to all similarly situated employees.

                  (b) If participation in any Weatherford Benefit Plan is made available to employees of Enterra or any Enterra Subsidiary, all service with Enterra and the Enterra Subsidiaries prior to the Effective Time and any other service recognized under the applicable Enterra Benefit Plans for vesting and eligibility purposes shall be credited to such employees and all waiting periods and pre-existing condition limitations shall be waived under such Weatherford Benefit Plan.

                  (c) Prior to the Effective Time, Enterra shall have established the Enterra Special Severance Pay Plan, in the form attached hereto as Exhibit 5.13.

                  (d) Weatherford agrees that it shall make non-elective employer contributions, including fixed or discretionary pension, profit sharing and matching contributions, to each Enterra Benefit Plan that is intended to be a qualified defined contribution plan under
         Section 401(a) of the Code for the respective Enterra Benefit Plan's first plan year ending on or after the Effective Date in accordance with the terms of such plan. Weatherford agrees that the rate of each such non-elective employer contribution in each case shall not be less than the rate of such non-elective employer contribution that was made to the respective Enterra Benefit Plan for the last plan year ending prior to the Effective Date. An employee of Enterra or an Enterra Subsidiary who is employed, and who is a participant in an Enterra Benefit Plan that is subject to this Section 5.13(d), on the day before the Effective Date (an "Eligible Enterra Employee") shall be entitled to receive an allocation of such non-elective employer contributions without regard to whether such employee continues to be an employee of Enterra or an Enterra Subsidiary or any successor thereto on the last day of the respective Enterra Benefit Plan's plan year (or other period) for which such contributions are to be made. Weatherford agrees to make any amendment to the applicable Enterra Benefit Plans as may be necessary to effectuate the terms of this Section 5.13(d).

         5.14     UPDATE OF DISCLOSURE LETTERS.

                  (a) Weatherford shall promptly disclose to Enterra in writing (i) any information set forth in the Weatherford Disclosure Letter with respect to subsections (b), (c), (e) and (g) of Section 2.2 that no longer is accurate and with respect to all other subsections of
         Section 2.2 that no longer is accurate in any material respect and (ii) any information of the nature of that set forth in the Weatherford Disclosure Letter that arises between the date hereof and the Closing and that would have been required to be included in the Weatherford Disclosure Letter if such information had existed and been known or available on the date hereof. Neither any such new disclosure, nor the determination of Enterra to proceed with the Merger in spite of any such new disclosure, shall relieve Weatherford from any liability for any prior misrepresentation or breach of warranty.

                  (b) Enterra shall promptly disclose to Weatherford in writing (i) any information set forth in the Enterra Disclosure Letter with respect to subsections (b), (c), (e) and (g) of Section 2.3 that no longer is accurate and with respect to all other subsections of
         Section 2.3 that no longer is accurate in any material respect and (ii) any information of the nature of that set forth in the Enterra Disclosure Letter that arises between the date hereof and the Closing and that would have been required to be included in the Enterra Disclosure Letter if such information had existed and been known or available on the date hereof. Neither any such new disclosure, nor the determination of Weatherford to proceed with the Merger in spite of any such new disclosure, shall relieve Enterra from any liability for any prior misrepresentation or breach of warranty.

         5.15 WEATHERFORD SPECIAL SEVERANCE PAY PLAN. Prior to the Effective Time, Weatherford shall have established the Weatherford Special Severance Pay Plan, in the form attached hereto as Exhibit 5.15.

         5.16 CHANGE OF CONTROL AGREEMENTS. Weatherford shall, as of the Effective Time, have entered into change of control agreements, substantially in the form of Exhibit 5.16(a), with the persons and for the respective severance benefits set forth on Exhibit 5.16(b).

         5.17 INDEMNIFICATION AGREEMENTS. Weatherford shall, as of the Effective Time, have entered into indemnification agreements, substantially in the form of Weatherford's existing indemnification agreements with the persons set forth on Exhibit 5.17.

         5.18     ENTERRA EMPLOYEE BONUSES.

                  (a) The Enterra Board of Directors or the Executive Compensation Committee of the Enterra Board of Directors (the "Enterra Committee") shall determine, prior to the Closing Date, the final amount of bonuses to be paid to the Enterra employees listed on Exhibit
         5.18 for the fiscal year ended December 31, 1993, such amount not to exceed the amount that previously has been accrued for such bonuses. Such bonuses shall be paid only after collection of at least $10,000,000 of the disputed outstanding receivables from Kuwait Oil Company. If such bonuses are not paid prior to the Closing Date, (i) the determination of the Enterra Board of Directors or the Enterra Committee, as the case may be, will be binding upon Weatherford, (ii) any Enterra employee terminated after such date shall receive the entire amount of the bonus determined by the Enterra Board of Directors or the Enterra Committee, as the case may be, and (iii) payment of such bonuses shall be administered by Messrs. William E. Macaulay and Robert
         L. Parker, Sr., who will be directors of the Surviving Corporation.




                  (b) The Enterra Board of Directors or the Enterra Committee shall declare, prior to the Closing Date, the amount of bonuses to Enterra employees, based upon Enterra's achievement of certain financial and other targets for Enterra for the fiscal year ending December 31, 1995, determined by the Enterra Board of Directors or the Enterra Committee, as the case may be, in a manner consistent with the Enterra and Total Energy Services Company bonus plans under which bonuses were paid for the fiscal year ended December 31, 1994. The final amount of bonuses shall be determined by the Enterra Board of Directors or the Enterra Committee, as the case may be, if audited financial results for the year ending December 31, 1995 are known prior to the Closing Date, or by Messrs. Macaulay and Parker, if such results are not known until after the Closing Date. Bonuses will be paid not earlier than February 1, 1996 and not later than February 28, 1996. Any Enterra employee terminated after the Closing Date shall receive the entire amount of the bonus.

                  (c) In addition to the 1995 bonuses referenced in Section 5.18(b), Enterra may pay bonuses to Enterra employees in an amount not to exceed $1,000,000 in the aggregate. The recipients and amounts of such bonuses shall be determined in the sole discretion of the Enterra Committee; PROVIDED, HOWEVER, that the total amount paid to any one employee shall not exceed the aggregate of the current annualized salary and most recent annual bonus of such employee.

         5.19     ENTERRA SEVERANCE AGREEMENTS.

                  (a) Each of the Enterra severance agreements with the individuals set forth on Exhibit 5.19 shall be amended to provide for gross-up payments if the party subject to such an agreement is subject to an excise tax under Section 4999 of the Code to ensure that such party receives the benefit intended under the applicable agreement.


                  (b) The parties agree that, as a result of the Merger, any resignation by any of M. Timothy Carey, Steven C. Grant, Edward C. Grimes, Steven W. Krablin, J. Joseph Percle and Michael L. Stansberry at any time from the Effective Date through August 12, 1996 shall constitute a "Termination upon Change of Control" (as such term is defined in the severance agreement between such person and Enterra). Further, it is agreed that, for purposes of Section 3(a)(ii) of the severance agreement between Enterra and each such individual, if the bonus for the 1993 fiscal year is required to be taken into account, the final amount of the 1993 bonus determined by the Enterra Board of Directors or the Enterra Committee pursuant to Section 5.18(a) shall be counted, notwithstanding whether the disputed receivables from Kuwait Oil Company have been collected. It is further agreed that the manner in which the obligation to provide extended medical and dental benefits under Section 4(b) of each such individual's severance agreement with Enterra shall be to pay to such individual during the full period for which such benefits are required to be extended a monthly amount equal to the difference between the applicable COBRA continuation premium for such benefits and the premium, if any, charged to the individual for such benefits immediately prior to the Change in Control (as defined in such severance agreement) and such individual shall pay the full premium to the plan.

         5.20     ENTERRA CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER.

                  (a) Weatherford shall, as of the Effective Time, have entered into definitive arrangements with D. Dale Wood reflecting the principal terms set forth in Exhibit 5.20.

                  (b) If the implementation of the principal terms set forth in Exhibit 5.20 shall make the Merger ineligible for pooling-of-interests accounting treatment under Accounting Principles Bulletin No. 16, Enterra agrees to use its best efforts to negotiate a package that would provide Mr. Wood in the aggregate with a substantially similar economic benefit.

         5.21 WEATHERFORD CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Weatherford shall, as of the Effective Time, pay Philip Burguieres a fee in the amount set forth in Exhibit 5.21. If Mr. Burguieres' fee set forth in Exhibit
5.21 shall make the Merger ineligible for pooling-of-interests accounting treatment under Accounting Principles Bulletin No. 16, Weatherford agrees to use its best efforts to negotiate an alternative package with Mr. Burguieres.

         5.22     BOARD OF DIRECTORS.

                  (a) The Board of Directors of Weatherford will take action prior to the Effective Time to cause the number of directors comprising the full Board of Directors of the Surviving Corporation at the Effective Time to be increased to ten persons, and the five persons listed on Exhibit 5.22 as the Enterra designees to the Board of Directors of the Surviving Corporation shall be elected to the Board of Directors of the Surviving Corporation by the Weatherford Board of Directors effective at the Effective Time, such increase in number and such election to be subject to the Closing. The Weatherford Board of Directors will also take action prior to the Effective Time to cause the committees of the Board of Directors of the Surviving Corporation at the Effective Time to be the committees listed on Exhibit 1.6(a) hereto, having the membership noted on such Exhibit, such action to be subject to the Closing. If prior to the Effective Time, any Enterra designee for director set forth on Exhibit 5.22, or if during the two years after the Effective Time, any Enterra designated director shall decline or be unable to serve as a director of the Surviving Corporation, the other Enterra designees or the remaining Enterra designated directors, as the case may be, shall designate another person to serve in such person's stead, subject to the approval of a majority of the Weatherford designated directors at that time, which approval shall not be unreasonably withheld. Weatherford agrees that, during the two year period after the Effective Time, it shall cause at least one Enterra designee listed on Exhibit 5.22 (or his successor chosen pursuant to this Section 5.22(a)) to be a member of each of the Executive and Nominating Committee, Audit Committee and Compensation and Stock Plans Committee of the Board of Directors of the Surviving Corporation. Weatherford shall take all appropriate action for two years after the Effective Time to assist in the nomination for election as directors of the Enterra designees listed on Exhibit 5.22 (or any successor chosen pursuant to this Section 5.22(a)).

                  (b) Each person designated by Enterra to serve on the Board of Directors of the Surviving Corporation, and any person subsequently appointed to the Board of Directors of the Surviving Corporation by such designees pursuant to Section 5.22(a), shall be covered by the Weatherford International Incorporated Non-Employee Director Retirement Plan and the prior service of any such person on the Enterra Board of Directors shall count as service on the Board of Directors of the Surviving Corporation for all purposes under such plan.

                  (c) If prior to the Effective Time, any Weatherford designee for director set forth on Exhibit 5.22, or if during the two years after the Effective Time, any Weatherford designated director shall decline or be unable to serve as a director of the

         Surviving Corporation, the other Weatherford designees or the remaining Weatherford designated directors, as the case may be, shall designate another person to serve in such person's stead, subject to the approval of a majority of the Enterra designated directors at that time, which approval shall not be unreasonably withheld.

                                   ARTICLE VI
                                   CONDITIONS

         6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

                  (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Weatherford and the stockholders of Enterra as may be required by law and by any applicable provisions of their respective certificates of incorporation or bylaws;

                  (b) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

                  (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;

                  (d) The Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;

                  (e) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on Enterra or Weatherford; and

                  (f) All approvals of private persons, financial institutions or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a Material Adverse Effect on Enterra or Weatherford, shall have been obtained.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF WEATHERFORD. The obligation of Weatherford to effect the Merger is, at the option of Weatherford, also subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties of Enterra contained in subsections (b), (c), (e) and (g) of Section 2.3 shall be accurate, and the representations and warranties of Enterra contained in all other subsections of Section 2.3 shall be accurate in all material respects (except to the extent qualified by materiality, in which case such representations and warranties shall be accurate), as of the Closing Date as though such representations and warranties had been made at and as of that time (except where any such representation or warranty is made as of a date specifically set forth therein); all of the terms, covenants and conditions of this Agreement to be complied with and performed by Enterra on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate of Enterra to the foregoing effect dated the Closing Date and signed by the chief executive officer of Enterra shall have been delivered to Weatherford;

                  (b) Since the date of this Agreement, no Material Adverse Change of Enterra shall have occurred, and Weatherford shall have received a certificate of Enterra signed by the chief executive officer of Enterra dated the Closing Date to such effect;

                  (c) Weatherford shall have been advised in writing as of the date of this Agreement and as of the Closing Date (i) by Arthur Andersen LLP that, in accordance with generally accepted accounting principles and applicable rules and regulations of the Commission, the Merger should be treated as a "pooling of interests" for accounting purposes and (ii) by KPMG Peat Marwick LLP that, in accordance with generally accepted accounting principles and applicable rules and regulations of the Commission, Enterra is a poolable entity;

                  (d) Enterra shall have received, and furnished written copies to Weatherford of, the Enterra affiliates' agreements pursuant to Section 4.3;

                  (e) Weatherford shall have received from Morgan, Lewis & Bockius, counsel to Enterra, an opinion dated the Effective Time covering the matters set forth in Exhibit 6.2(e);

                  (f) Weatherford shall have received a copy of the "comfort letter" of KPMG Peat Marwick LLP pursuant to Section 5.2(a) and on or prior to the Closing Date an additional letter from KPMG Peat Marwick LLP dated as of the Closing Date, in form and substance reasonably satisfactory to Weatherford, stating that nothing has come to their attention, as of a date no earlier than five days prior to the Closing Date, which would require any change in their letter delivered pursuant to Section 5.2(a) if it were required to be dated and delivered on the Closing Date;


                  (g) The Board of Directors of Weatherford shall have received from Merrill Lynch & Co. a written opinion, dated as of the date of this Agreement, in form and substance reasonably satisfactory to the Board of Directors of Weatherford, to the effect that the consideration to be paid by Weatherford pursuant to the Merger is fair to Weatherford from a financial point of view, which opinion shall have been confirmed in writing to such Board as of the date the Proxy Statement is first mailed to the stockholders of Weatherford and not subsequently withdrawn;

                  (h) Weatherford shall have received from Fulbright & Jaworski L.L.P., counsel to Weatherford, a written opinion dated as of the date that the Proxy Statement is first mailed to stockholders of Weatherford to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
         Section 368(a) of the Code, (ii) Weatherford and Enterra will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) Weatherford and Enterra shall not recognize any gain or loss as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect;

                  (i) The Stockholders' Agreement among Enterra, First Reserve Corporation and the various First Reserve Funds shall have been in full force and effect, and the stockholders of Enterra named therein shall not be in breach of any of the material terms thereof, immediately prior to the Closing; and

                  (j) D. Dale Wood shall have entered into definitive arrangements reflecting the principal terms set forth in Exhibit 5.20.

         6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF ENTERRA. The obligation of Enterra to effect the Merger is, at the option of Enterra, also subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties of Weatherford contained in subsections (b), (c), (e) and (g) of Section 2.2 shall be accurate, and the representations and warranties of Weatherford contained in all other subsections of Section 2.2 shall be accurate in all material respects (except to the extent qualified by materiality, in which case such representations and warranties shall be accurate, as of the Closing Date as though such representations and warranties had been made at and as of that time (except where any such representation or warranty is made as of a date specifically set forth therein); all of the terms, covenants and conditions of this Agreement to be complied with and performed by Weatherford on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate of Weatherford to the foregoing effect dated the Closing Date and signed by the chief executive officer of Weatherford shall have been delivered to Enterra;

                  (b) Since the date of this Agreement, no Material Adverse Change of Weatherford shall have occurred, and Enterra shall have received a certificate of Weatherford signed by the chief executive officer of Weatherford dated the Closing Date to such effect;

                  (c) Enterra shall have been advised in writing as of the date of this Agreement and as of the Closing Date (i) by KPMG Peat Marwick LLP that, in accordance with generally accepted accounting principles and applicable rules and regulations of the Commission, the Merger should be treated as a "pooling of interests" for accounting purposes and (ii) by Arthur Andersen LLP that, in accordance with generally accepted accounting principles and applicable rules and regulations of the Commission, Weatherford is a poolable entity;

                  (d) Weatherford shall have received, and furnished written copies to Enterra of, the Weatherford affiliates' agreements pursuant to Section 3.3;

                  (e) Enterra shall have received from Fulbright & Jaworski L.L.P., counsel to Weatherford, an opinion dated the Effective Time covering the matters set forth in Exhibit 6.3(e);

                  (f) Enterra shall have received a copy of the "comfort letter" of Arthur Andersen LLP pursuant to Section 5.2(b) and on or prior to the Closing Date an additional letter from Arthur Andersen LLP dated as of the Closing Date, in form and substance reasonably satisfactory to Enterra, stating that nothing has come to their attention, as of a date no earlier than five days prior to the Closing Date, which would require any change in their letter delivered pursuant to Section 5.2(b) if it were required to be dated and delivered on the Closing Date;

                  (g) The Board of Directors of Enterra shall have received from Simmons & Company International, Inc. a written opinion, dated as of the date of this Agreement, in form and substance reasonably satisfactory to the Board of Directors of Enterra, to the effect that the consideration to be received by the stockholders of Enterra pursuant to the Merger is fair to the stockholders of Enterra from a financial point of view, which opinion shall have been confirmed in writing to such Board as of the date the Proxy Statement is first mailed to the stockholders of Enterra and not subsequently withdrawn;

                  (h) Enterra shall have received from Morgan, Lewis & Bockius,counsel to Enterra, a written opinion dated as of the date that the Proxy Statement is first mailed to stockholders of Enterra to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) Weatherford and Enterra will each be a party to that reorganization within the meaning of Section 368(b) of the Code and
         (iii) the stockholders of Enterra shall not recognize any gain or loss as a result of the Merger, other than to the extent such stockholders receive cash in lieu of fractional shares, and such opinion shall not have been withdrawn or modified in any material respect;

                  (i) The shares of Weatherford Common Stock to be issued upon consummation of the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

                  (j) Each of the Weatherford Change of Control Agreements set forth on Exhibit 6.3(j)(i) shall be amended, pursuant to the form attached hereto as Exhibit 6.3(j)(ii).

                                   ARTICLE VII
                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS

         7.1      NO SOLICITATION BY WEATHERFORD.

                  (a) Weatherford shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director, employee, investment banker, attorney or other advisor, agent or representative of Weatherford or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Weatherford Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Weatherford Takeover Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes, or may reasonably be expected to lead to, any Weatherford Takeover Proposal; PROVIDED, HOWEVER, that prior to the vote of stockholders of Weatherford for approval and adoption of this Agreement and the Merger, Weatherford may take any actions described in the foregoing clause
         (iii) to the extent that the Board of Directors of Weatherford determines, in good faith after consultation with outside counsel, that failure to take such actions could reasonably be expected to result in a breach of the Board's fiduciary obligations. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Weatherford or any of the Weatherford Subsidiaries or any investment banker, attorney or other advisor, agent or representative of Weatherford, whether or not such person is purporting to act on behalf of Weatherford or otherwise, shall be deemed to be a material breach of this Agreement by Weatherford. For purposes of this Agreement, a "Weatherford Takeover Proposal" means (i) any proposal or offer, other than a proposal or offer by Enterra or any of its affiliates, for a merger or other business combination involving Weatherford, (ii) any proposal or offer, other than a proposal or offer by Enterra or any of its affiliates, to acquire from Weatherford or any of its affiliates in any manner, directly or indirectly, more than 30% of the voting stock of Weatherford or any Weatherford Subsidiary or a material amount of the assets of Weatherford and the Weatherford Subsidiaries, taken as a whole, or (iii) any proposal or offer, other than a proposal or offer by Enterra or any of its affiliates, to acquire from the stockholders of Weatherford by tender offer, exchange offer or otherwise more than 30% of the outstanding voting stock of Weatherford.

                  (b) Neither the Board of Directors of Weatherford nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Enterra the approval or recommendation by the Board of Directors of Weatherford or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Weatherford Takeover Proposal. Notwithstanding the foregoing, if the Board of Directors of Weatherford receives a Weatherford Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith after consultation with outside counsel), it determines to be a Weatherford Superior Proposal (as hereinafter defined), the Board of Directors of Weatherford may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after the fifth business day following Enterra's receipt of written notice (a "Weatherford Notice of Superior Proposal") advising Enterra that the Board of Directors of Weatherford has received a Weatherford Takeover Proposal that it has determined to be a Weatherford Superior Proposal, specifying the principal terms and conditions of such Weatherford Superior Proposal and identifying the person making such Weatherford Superior Proposal. Weatherford may terminate this Agreement pursuant to the preceding sentence only if the stockholders of Weatherford shall not yet have voted upon the Merger and Weatherford shall have paid to Enterra the Termination Fee (as defined in Section 7.3(a)). Nothing contained herein shall prohibit Weatherford from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) of the Exchange Act provided that Weatherford does not withdraw or modify its position with respect to the Merger or take any action having such effect or approve or recommend a Weatherford Takeover Proposal. For purposes of this Agreement, a "Weatherford Superior Proposal" means any bona fide Weatherford Takeover Proposal to merge with or acquire, directly or indirectly, all of the voting stock then outstanding or all or substantially all of the assets of Weatherford, and otherwise on terms that the Board of Directors of Weatherford determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation) to be more favorable to Weatherford's stockholders than the Merger.

                  (c) If the Board of Directors of Weatherford or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Enterra the approval or recommendation by the Board of Directors of Weatherford or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Weatherford Takeover Proposal, Enterra may terminate this Agreement.

                  (d) In addition to the obligations of Weatherford set forth in Section 7.1(b), Weatherford shall promptly advise Enterra orally and in writing of any negotiations or discussions, entered into in reliance on the proviso to the first sentence of Section 7.1(a).

         7.2      NO SOLICITATION BY ENTERRA.

                  (a) Enterra shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director, employee, investment banker, attorney or other advisor, agent or representative of Enterra or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Enterra Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Enterra Takeover Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes, or may reasonably be expected to lead to, any Enterra Takeover Proposal; PROVIDED, HOWEVER, that prior to the vote of stockholders of Enterra for approval and adoption of this Agreement and the Merger, Enterra may take any actions described in the foregoing clause (iii) to the extent that the Board of Directors of Enterra determines, in good faith after consultation with outside counsel, that failure to take such actions could reasonably be expected to result in a breach of the Board's fiduciary obligations. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Enterra or any of the Enterra Subsidiaries or any investment banker, attorney or other advisor, agent or representative of Enterra, whether or not such person is purporting to act on behalf of Enterra or otherwise, shall be deemed to be a material breach of this Agreement by Enterra. For purposes of this Agreement, an "Enterra Takeover Proposal" means (i) any proposal or offer, other than a proposal or offer by Weatherford or any of its affiliates, for a merger or other business combination involving Enterra, (ii) any proposal or offer, other than a proposal or offer by Weatherford or any of its affiliates, to acquire from Enterra or any of its affiliates in any manner, directly or indirectly, more than 30% of the voting stock of Enterra or any Enterra Subsidiary or a material amount of the assets of Enterra and the Enterra Subsidiaries, taken as a whole, or (iii) any proposal or offer, other than a proposal or offer by Weatherford or any of its affiliates, to acquire from the stockholders of Enterra by tender offer, exchange offer or otherwise more than 30% of the outstanding voting stock of Enterra.

                  (b) Neither the Board of Directors of Enterra nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Weatherford the approval or recommendation by the Board of Directors of Enterra or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Enterra Takeover Proposal. Notwithstanding the foregoing, if the Board of Directors of Enterra receives an Enterra Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith after consultation with outside counsel), it determines to be an Enterra Superior Proposal (as hereinafter defined), the Board of Directors of Enterra may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after the fifth business day following Weatherford's receipt of written notice (an "Enterra Notice of Superior Proposal") advising Weatherford that the Board of Directors of Enterra has received an Enterra Takeover Proposal that it has determined to be an Enterra Superior Proposal, specifying the principal terms and conditions of such Enterra Superior Proposal and identifying the person making such Enterra Superior Proposal. Enterra may terminate this Agreement pursuant to the preceding sentence only if the stockholders of Enterra shall not yet have voted upon the Merger and Enterra shall have paid to Weatherford the Termination Fee. Nothing contained herein shall prohibit Enterra from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) of the Exchange Act provided that Enterra does not withdraw or modify its position with respect to the

         Merger or take any action having such effect or approve or recommend an Enterra Takeover Proposal. For purposes of this Agreement, an "Enterra Superior Proposal" means any bona fide Enterra Takeover Proposal to merge with or acquire, directly or indirectly, all of the voting stock then outstanding or all or substantially all of the assets of Enterra, and otherwise on terms that the Board of Directors of Enterra determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation) to be more favorable to Enterra's stockholders than the Merger.

                  (c) If the Board of Directors of Enterra or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Weatherford the approval or recommendation by the Board of Directors of Enterra or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Enterra Takeover Proposal, Weatherford may terminate this Agreement.

                  (d) In addition to the obligations of Enterra set forth in Section 7.2(b), Enterra shall promptly advise Weatherford orally and in writing of any negotiations or discussions, entered into in reliance on the proviso to the first sentence of Section 7.2(a).

         7.3      FEE AND EXPENSE REIMBURSEMENTS.

                  (a) Weatherford agrees to pay Enterra a fee in immediately available funds of $20,000,000 (the "Termination Fee") promptly upon the termination of this Agreement if this Agreement is terminated by Enterra or Weatherford pursuant to Section 8.1(j). Further, Weatherford agrees to pay Enterra the Termination Fee if:

                           (i) this Agreement is terminated for any reason other than a material breach by Enterra and, after the date hereof and before such termination, a Weatherford Takeover Proposal shall have been made and the stockholders of Weatherford shall not have approved the Merger; or

                           (ii) Weatherford shall have terminated this Agreement pursuant to Section 8.1(c) or Section 8.1(h) and, within six months after such termination, Weatherford shall have entered into a definitive agreement with any person (other than Enterra or any of its affiliates) with respect to a Weatherford Takeover Proposal than is more favorable to Weatherford's stockholders that the Merger.

         The Termination Fee shall be payable promptly upon termination of this Agreement if any of the events described in Section 7.3(a) (i) shall have occurred prior to termination. The Termination Fee payable pursuant to Section 7.3(a) (ii) shall be payable promptly upon the first occurrence of the event following termination of this Agreement.

                  (b) Enterra agrees to pay Weatherford the Termination Fee promptly upon the termination of this Agreement if this Agreement is terminated by Enterra or Weatherford pursuant to Section 8.1(k). Further, Enterra agrees to pay Weatherford the Termination Fee if:

                           (i) this Agreement is terminated for any reason other than a material breach by Weatherford and, after the date hereof and before such termination, an Enterra Takeover Proposal shall have been made and the stockholders of Enterra shall not have approved the Merger; or

                           (ii) Enterra shall have terminated this Agreement pursuant to Section 8.1(d) or Section 8.1(i) and, within six months after such termination, Enterra shall have entered into a definitive agreement with any person (other than Weatherford or any of its affiliates) with respect to an Enterra Takeover Proposal that is more favorable to Enterra's stockholders than the Merger.

         The Termination Fee shall be payable promptly upon termination of this Agreement if any of the events described in Section 7.3(b) (i) shall have occurred prior to termination. The Termination Fee payable pursuant to Section 7.3(b) (ii) shall be payable promptly upon the first occurrence of the event following termination of this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of Weatherford or the stockholders of Enterra:

                  (a)      by mutual consent of Weatherford and Enterra;

                  (b) by either Weatherford or Enterra if the Merger has not been effected on or before December 31, 1995;

                  (c) by Weatherford if the condition set forth in Section 6.2(g) is not satisfied;

                  (d) by Enterra if the condition set forth in Section 6.3(g) is not satisfied;

                  (e) by Weatherford if a final, unappealable order shall have been entered to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, a consummation of this Agreement or the transactions contemplated in connection herewith, or there is pending by any governmental body any suit challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from

         Enterra or any of the Enterra Subsidiaries any damages that are material in relation to Enterra and the Enterra Subsidiaries, taken as a whole;

                  (f) by Enterra if a final, unappealable order shall have been entered to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, a consummation of this Agreement or the transactions contemplated in connection herewith, or there is pending by any governmental body any suit challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Weatherford or any of the Weatherford Subsidiaries any damages that are material in relation to Weatherford and the Weatherford Subsidiaries, taken as a whole;

                  (g) by either Weatherford or Enterra if the required approval of the stockholders of Enterra or the stockholders of Weatherford for the adoption and approval of the Merger and this Agreement is not received at their respective stockholders' meetings;

                  (h) by Weatherford if (i) since the date of this Agreement there has been a Material Adverse Change in Enterra or (ii) there has been a breach of any representation or warranty set forth in subsection (b), (c), (e) or (g) of Section 2.2, or there has been a breach of any other subsection of Section 2.2 in any material respect (except to the extent qualified by materiality, in which case such representations and warranties shall not have been breached in any respect), by Enterra or Enterra fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement;

                  (i) by Enterra if (i) since the date of this Agreement there has been a Material Adverse Change in Weatherford or (ii) there has been a breach of any representation or warranty set forth in subsection (b), (c), (e) or (g) of Section 2.3, or there has been a breach of any other subsection of Section 2.3 in any material respect (except to the extent qualified by materiality, in which case such representations and warranties shall not have been breached in any respect), by Weatherford or Weatherford fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement;

                  (j) by Weatherford or Enterra to the extent permitted under Section 7.1; or

                  (k) by Weatherford or Enterra to the extent permitted under Section 7.2.

         8.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 8.1, Weatherford and Enterra shall have no obligation or liability to each other except that (i) the provisions of Sections
5.8 and 7.3, this Article VIII and the obligations set forth in the Confidentiality Agreement dated May 12, 1995, between Weatherford and Enterra (the "Confidentiality Agreement") shall survive any such termination, and (ii) in the case of termination pursuant to Section 8.1(h) or 8.1(i) only, nothing herein and no termination pursuant to such sections will relieve any party from liability for any breach of this Agreement.

         8.3 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto; PROVIDED that after this Agreement has been approved and adopted by the stockholders of Weatherford and the stockholders of Enterra, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         8.4 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the terms of Article I, Sections 5.4, 5.7, 5.8, 5.9, 5.10, 5.12, 5.13, 5.18, 5.19(b) and 5.22, this Article VIII and the agreements of the "affiliates" of Enterra and Weatherford delivered pursuant to Section 6.2(d) and Section 6.3(d), respectively.

         8.5 PUBLIC STATEMENTS. Enterra and Weatherford agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable stock exchange policy.

         8.6 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assignable by the parties hereto.

         8.7 NOTICES. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered in person or by courier, (b) sent by facsimile transmission, answer back requested, or (c) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

                  if to Enterra:        Enterra Corporation
                                        13100 Northwest Freeway, Sixth Floor
                                        Houston, Texas 77040
                                        Attention:  D. Dale Wood, Chairman of
                                           the Board, President and Chief
                                           Executive Officer
                                        Fax:  (713) 462-7816


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



        with a required copy to:        Morgan, Lewis & Bockius
                                        2000 One Logan Square
                                        Philadelphia, Pennsylvania 19103-6993
                                        Attention:  David R. King
                                        Fax:  (215) 963-5299

        if to Weatherford:              Weatherford International Incorporated
                                        1360 Post Oak Boulevard, Suite 1000
                                        Houston, Texas 77056-3098
                                        Attention:  Philip Burguieres, Chairman
                                            of the Board, President and Chief
                                            Executive Officer
                                        Fax:  (713) 439-1152

        with a required copy to:        Fulbright & Jaworski L.L.P.
                                        1301 McKinney, Suite 5100
                                        Houston, Texas 77010-3095
                                        Attention:  Charles L. Strauss
                                        Fax:  (713) 651-5246

or to such other address or facsimile number as any party shall have furnished to the other by notice given in accordance with this Section 8.7. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         8.8 GOVERNING LAW; JURISDICTION. THIS AGREEMENT, THE SUBJECT MATTER HEREOF AND ALL OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE. EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND ANY OTHER COURT OF THE STATE OF DELAWARE AND THE UNITED STATES WITH JURISDICTION TO HEAR APPEALS FROM ANY SUCH COURT, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING OF ANY TYPE WHATSOEVER ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT BY ANY PARTY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT, OR THE SUBJECT

MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT. EACH PARTY HERETO FURTHER AGREES NOT TO BRING OR PURSUE ANY SUCH SUIT, ACTION OF OTHER PROCEEDING IN ANY OTHER COURTS OR JURISDICTION.

         8.9 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

         8.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         8.11 HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         8.12 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement, the exhibits attached hereto, the Weatherford Disclosure Letter (and Schedule 2.2(n) thereto), the Enterra Disclosure Letter (and the exhibits attached thereto) and the Confidentiality Agreement constitute the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any documents delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder except as provided in Sections 5.9, 5.12, 5.13, 5.18 and 5.19(b).

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                 WEATHERFORD INTERNATIONAL INCORPORATED



                                 By: /s/ Phillip Burguieres
                                    -------------------------------------------
                                                 Philip Burguieres
                                        Chairman of the Board, President and
                                              Chief Executive Officer


                                 ENTERRA CORPORATION



                                 By: /s/ D. Dale Wood
                                    -------------------------------------------
                                                    D. Dale Wood
                                          Chairman of the Board, President and
                                               Chief Executive Officer


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